EXHIBIT 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registrant's Registration Statement on Form S-3 and the relating Prospectus of CytRx Corporation for the registration of shares of common stock and warrants of our report dated March 26, 2002, with respect to the financial statements and schedule of Blizzard Genomics, Inc. included in the Registrant's Annual Report (Form 10-K/A) for the year ended December 31, 2002 filed with the Securities and Exchange Commission on or about May 7, 2003, and to the reference to us under the heading "Experts" in the registration statement.

SILVERMAN OLSON THORVILSON & KAUFMANN, LTD
Minneapolis, Minnesota

October 14, 2003

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